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                                                                    Exhibit 15.1


                           LETTER OF ERNST & YOUNG LLP
                   RE UNAUDITED QUARTERLY FINANCIAL STATEMENTS


July 12, 1995

Board of Directors
Price Enterprises, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Price Enterprises, Inc. for the registration of 1,650,000 shares of its common stock of our reports dated January 25, 1995 and April 6, 1995 relating to the unaudited condensed consolidated interim financial statements of Price Enterprises, Inc. which are included in its Forms 10-Q for the quarters ended December 18, 1994 and March 12, 1995, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Ernst and Young LLP
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    ERNST AND YOUNG LLP